EXHIBIT 99.1
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[LOGO - KIMCO REALTY CORPORATION]

KIMCO
REALTY
CORPORATION
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COMPANY PRESS RELEASE                           Contact:  Scott G. Onufrey
November 25, 2002                               Kimco Realty Corporation
                                                516-869-7190


         KIMCO REALTY CORPORATION AND PROMETHEUS SOUTHEAST RETAIL TRUST
                    COMPLETE MERGER OF KONOVER PROPERTY TRUST


NEW HYDE PARK, NY, November 25, 2002 -- Kimco Realty Corporation (NYSE: KIM) announced that their joint proposal with Prometheus Southeast Retail Trust to merge Konover Property Trust with PSCO Acquisition Corp., a newly formed corporation owned by Prometheus and Kimco, received shareholder approval at a special meeting of Konover shareholders on Friday, November 22. Kimco is investing $35.5 million in the joint venture. The merger transaction also closed on Friday, November 22 after the receipt of the shareholder approval. Konover Property Trust has been renamed Kimsouth Realty Inc., a privately held Maryland corporation.

Kimsouth owns 36 neighborhood and community shopping centers in the Southeast. Kimco will provide advisory and support services to Kimsouth primarily from Kimco's new regional office in Raleigh, North Carolina and Kimco's existing regional offices in Charlotte, North Carolina and in Margate, Orlando, and Tampa, Florida. Kimco, acting as an advisor to Kimsouth, anticipates enhancing value from the portfolio by reducing expenses, leasing vacancies, and pursuing strategic sales. Kimco has a long history of property ownership in the Southeast, developing its first property in Miami, Florida in 1958.

This transaction builds upon Kimco's strategy of increasing cash flow from management and advisory businesses where the Company owns a stake in the properties. This strategy leverages the expertise the Company has developed in property and asset advisory services from owning and operating neighborhood & community shopping centers for over 40 years. Kimco currently derives fee income from more than 160 properties across the country.

Kimco, a publicly traded real estate investment trust, owns and operates the nation's largest portfolio of neighborhood & community shopping centers with interests in 606 properties comprising approximately 81 million square feet of leasable space located throughout 41 states, Canada, and Mexico.